Exhibit 99.1

Calidi Biotherapeutics Announces Bolstered Cash Balance and Termination of its Standby Equity Purchase Agreement

SAN DIEGO, January 28, 2025 (GLOBE NEWSWIRE) - Calidi Biotherapeutics Inc. (NYSE American: CLDI) (“Calidi”), a clinical-stage biotechnology company developing a new generation of targeted antitumor virotherapies, today announced that its ending cash balance at December 31, 2024 was approximately $9.6 million. Due to Calidi’s bolstered cash balance and success in recent fundraising, including proceeds resulting from its At-The-Market Offering Agreement (“ATM”), Calidi terminated its Standby Equity Purchase Agreement (“SEPA”) with YA II PN, Ltd., an affiliate of Yorkville Advisors, effective January 23, 2025.

In connection with the SEPA executed in December 2023 and amended in January 2024, Calidi was granted the option to sell up to $25 million of common stock over a three-year period, subject to certain trading volume and beneficial ownership provisions. The shares underlying the SEPA have not been registered and Calidi did not exercise any option to sell such shares.

In the fourth quarter of 2024, Calidi secured $9.5 million in gross proceeds, before deducting expenses, through two public offerings, supplemented by $2.0 million from warrant exercises and $3.1 million from its ATM facility. In January 2025, Calidi announced another public offering that raised an additional $4.25 million in gross proceeds, before deducting expenses. These public offerings have bolstered Calidi’s cash position, and together with the availability of the ATM facility, positioned it to meet its capital needs without relying on the SEPA framework.

“Our decision to terminate the SEPA marks an important milestone in our financing strategy,” said Allan Camaisa, CEO and Chairman of the Board of Calidi Biotherapeutics. “With the successful completion of recent financing activities, we are well-positioned to focus on our clinical and operational goals and remove a potential overhang in our stock. This move aligns with our dedication to enhancing shareholder value while building our leadership in both targeted systemic and localized antitumor virotherapies.”

Calidi continues to make strides in the development of its innovative virotherapy platforms, with recent milestones including its systemic platform (RTNova enveloped virotherapies) abstract being accepted for presentation at the American Association for Cancer Research (AACR) Annual Meeting in April 2025 and IND clearance by FDA for a Northwestern University-led Phase 1b/2 trial of CLD-101 for high-grade gliomas with plans to start enrollment in the first quarter 2025.

About Calidi Biotherapeutics

Calidi Biotherapeutics (NYSE American: CLDI) is a clinical-stage immuno-oncology company with proprietary technology designed to arm the immune system to fight cancer. Calidi’s novel stem cell-based platforms are utilizing potent allogeneic stem cells capable of carrying payloads of oncolytic viruses for use in multiple oncology indications, including high-grade gliomas and solid tumors. Calidi’s clinical stage off-the-shelf, universal cell-based delivery platforms are designed to protect, amplify, and potentiate oncolytic viruses leading to enhanced efficacy and improved patient safety. Calidi’s preclinical off-the-shelf enveloped virotherapies, are designed to target disseminated solid tumors. This dual approach can potentially treat, or even prevent, metastatic disease. Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com.

Preliminary, Unaudited Financial Disclosures

The data presented above is preliminary and unaudited, based upon our estimates, and subject to further internal review by management and compilation of actual results. Our closing procedures for the fourth quarter and year ended December 31, 2024 are not yet complete. Our management’s estimates are based upon preliminary information currently available from our business. While we expect that our results will be consistent with these preliminary and unaudited estimates, our actual results may differ materially from these preliminary estimates.

This preliminary financial information is not a comprehensive statement of our financial results for this period. Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments, and other developments that may arise between now and the time the closing procedures for the quarter are completed.

This preliminary financial information should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting principles. Accordingly, you should not place undue reliance on this preliminary financial information. The preliminary financial information has been prepared by, and is the responsibility of, our management. Marcum LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, Marcum LLP does not express an opinion or any other form of assurance with respect thereto.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements concerning upcoming key milestones (including the reporting of interim clinical results and the dosing of patients), planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Registration Statements filed with the SEC on (i) Form S-4 filed on August 2, 2023 and the corresponding prospectus filed on August 4, 2023, and (ii) on Form S-1 filed on April 15, 2024, and the Company’s periodic reports filed with the SEC on (i) Form 10-K filed on March 15, 2024, (ii) Form 10-Q filed on May 14, 2024, (iii) Form 10-Q filed on August 13, 2024, and (iv) Form 10-Q filed on November 12, 2024. These reports may be amended or supplemented by other reports we file with the SEC from time to time.

Corporate Communications:

Dave Gentry, CEO

RedChip Companies, Inc.

1-407-644-4256

CLDI@redchip.com

Source: Calidi Biotherapeutics, Inc.